CORTEX ANNOUNCES  SHIFT IN CORE BUSINESS INITIATIVES.

Las Vegas, Nevada, December 6th , 2002 (BUSINESS WIRE) - Cortex Systems, Inc. (OTC-BB: CTXY, the Company) today announced that simultaneous with closing of a Share Purchase Agreement (SPA)* between its majority shareholders and Mr. Shane Lowry, it expects to make a series of changes to the Companys Board of Directors and Senior Management team to help dramatically redefine the Companys core business initiatives and market focus*. The text of the SPA, including all terms and conditions of closing, have been disclosed in an 8-k filing with the U.S. Securities and Exchange Commission (SEC) and may be viewed through the SEC's website at http://www.sec.gov.

Pursuant to certain terms of the SPA, the Company expects to implement the following changes: Dr. Ingrid C. Friesen, director, secretary, and treasurer of the Company will voluntarily resign each of her positions. Kenneth H. Finkelstein will remain as a director of the Company but resign his position as president. Dr. Andrew Willoughby is to be appointed to the office of president and chairman of the board of directors. Mr. Shane Lowry is to be appointed to the office of treasurer and a member of the board of directors. Mr. Donald Walker is to be appointed to the office of secretary and a member of the board of directors*.

In reference to the Companys news release dated November 27, 2002:
The Share Purchase Agreement (SPA) is between the two majority shareholders of the Company and a third party; the Company is not a party to the SPA, however, Cardinal Capital Management, Inc. has committed to raising funds for Elasticated Adhesive Technologies, Inc. ("E.A.T.")*. The Companys new Board of directors plans to reorganize the Companys capital stockholdings and then acquire 100% of E.A.T's issued and outstanding Common shares via the process of a Share Exchange Agreement whose definitive terms are currently being negotiated*. It is expected that this Share Exchange Agreement will allow the Company to acquire
EAT's Trans Dermal Intellectual Property Rights and thereby focus its core business operations on R&D Trans-Dermal drug delivery.

Additionally, EAT is pleased to announce that effective Friday, December 06, 2002, Dr. Mark Gelfer, Physician and entrepreneur; Dr. Jeff Berg, Ph.D., recognized pharmaceutical analyst and contributing editor to B.B.I. News, and Mr. Ken Kirby, VP Sales for Medical Mart Supplies Ltd., will be formally appointed to EAT's newly formed Scientific Board of Advisors.

 " We are delighted to be a part of Cortex's anticipated new core business initiatives, as EAT's Scientific Board of Advisors can clearly identify with the potential advantages created by the Trans Dermal delivery of products such as lipid lowering and hypertensive drugs due to the elimination of the liver's first pass effect" said Dr. Mark Gelfer, chairperson, EAT's Scientific Board of Advisors.

About Cardinal Capital Management, Inc: Based in Miami FL, with branch offices in California, New York, and Pennsylvania, Cardinal Capital is a full-service broker dealer and registered investment adviser. Cardinal Capital is a member of the National Association of Securities Dealers (NASD), Municipal Securities Rulemaking Board (MSRB), The Securities Investors Protection Corp. (SIPC), Securities Industry Association (SIA), and Florida Securities Dealers Association (FSDA).

About Elasticated Adhesive Technologies, Inc. (E.A.T.): Based in
Incline Village, Nevada, EAT is a closely held Nevada corporation that is in the final stages of negotiating the acquisition of an innovative series of highly proprietary assets, manufacturing expertise and trade secrets (the Intellectual Property or I.P. position)*. After the Share Exchange Agreement has been completed, E.A.T. plans on utilizing this unique I.P. position, to develop and commercialize advanced proprietary Trans Dermal Drug Delivery systems, capable of delivering a much broader range of Trans Dermal drug compounds [with enhanced safety, efficacy and therapeutic effect] than is currently available.

Legal Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements, including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this press release have been identified with an "*" and include statements regarding:

	(a) the successful closing of the Share Purchase Agreement;
	(b) the successful negotiation, execution and closing of the Share Exchange Agreement;
	(c) Cardinal Capital Management, Inc.'s ability to successfully raise one million dollars for E.A.T.;
	(d) E.A.T.'s ability to successfully acquire the Trans-Dermal Drug Delivery systems and associated manufacturing expertise and trade secrets on commercially attractive terms, if at all;
	(e) the Companys ability to re-focus its business operations on the Trans-Dermal Drug Delivery systems; and
	(f) the Companys ability to obtain the resignations and appointments of officers and directors of the Company.

It is important to note that the actual outcomes may differ materially from those contained in the forward-looking statements contained in this press release. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties such as unforeseen liabilities, market volatility or other unforeseen facts and circumstances which may make the parties unable to satisfy the conditions to completion of the acquisition of Elasticated Adhesive Technologies, Inc. Although Cortex believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Readers should refer to the risk disclosures outlined in Cortexs annual report of Form 10-KSB for the 2002 fiscal year and the Companys other periodic reports filed from time-to-time with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Company does not assume any obligation to update them or the reasons why actual results could differ materially from those projected.

	Contact: Kenneth H. Finkelstein
	Tel: 206.310.1344
	E-mail: map@cortex-systems.com